Exhibit 8.1

Thacher Proffitt & Wood LLP
Two World Financial Center
New York, NY 10281
212.912.7400

Fax: 212.912.7751
www.tpwlaw.com

March 20, 2007

New Hampshire Thrift Bancshares, Inc.

9 Main Street

PO Box 9

Newport, New Hampshire 03773-0009

Dear Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences of the merger (the “Merger”) of First Brandon Financial Corporation, a Vermont corporation (“FBFC”), with and into New Hampshire Thrift Bancshares, Inc., a Delaware corporation (“NHTB”), immediately followed by the merger (the “Bank Merger”) of First Brandon National Bank, a wholly-owned subsidiary of FBFC, with and into Lake Sunapee Bank, fsb, a wholly-owned subsidiary of NHTB. The Merger and the Bank Merger will be effected pursuant to the Agreement and Plan of Merger dated as of December 14, 2006 by and between NHTB and FBFC (the “Merger Agreement”). The Merger, the Bank Merger and related transactions are described in the Merger Agreement and in the Joint Proxy Statement-Prospectus (the “Proxy Statement”) included in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Registration Statement”). All capitalized terms used but not defined in this opinion shall have the meanings set forth in the Merger Agreement.

In connection with the opinions expressed below, we have examined and relied on originals, or copies certified or otherwise identified to our satisfaction, of the Merger Agreement and of such corporate records of NHTB and FBFC as we have deemed appropriate. We will have also relied, without independent verification, upon letters of NHTB and FBFC to Thacher Proffitt & Wood LLP, dated as of the Effective Date, containing certain tax representations. We will have assumed that the parties will act, and that the Merger will be effected, in accordance with the Merger Agreement, and that the representations made by NHTB and FBFC in the foregoing letters will be true, correct and complete at the Effective Time, and as to statements qualified by the best of knowledge of the management of NHTB, will be consistent with the underlying facts as of the Effective Time. In addition, we will have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

New Hampshire Thrift Bancshares, Inc.	Page 2
March 20, 2007

Based on and subject to the foregoing, it is our opinion that, for federal income tax purposes, under current law:

(1) The Merger, when consummated in accordance with the terms of the Merger Agreement, will either constitute a reorganization within the meaning of Section 368(a) of the Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Code;

(2) The Bank Merger will not adversely affect the Merger qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(3) No gain or loss will be recognized by NHTB, Lake Sunapee Bank, fsb, FBFC or First Brandon National Bank by reason of the Merger;

(4) The exchange of FBFC Stock, to the extent exchanged for NHTB Stock, will not give rise to the recognition of gain or loss for federal income tax purposes to the stockholders of FBFC;

(5) Subject to any adjustments to basis as a result of any cash received in exchange for FBFC Stock, the basis of the NHTB Stock to be received (including any fractional shares deemed received for tax purposes) by any FBFC stockholder will be the same as the basis, as so adjusted, of the FBFC Stock surrendered pursuant to the Merger in exchange therefore; and

(6) The holding period of the shares of NHTB Stock to be received by a stockholder of FBFC will include the period during which the stockholder held the shares of FBFC Stock surrendered in exchange therefore, provided the FBFC Stock surrendered is held as a capital asset at the Effective Time.

Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transaction related thereto or contemplated by the Merger Agreement. We are furnishing this opinion solely in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose. We consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference thereto under the heading “The Merger - Material United States Federal Income Tax Consequences of the Merger” and “Legal Opinions” in the Proxy Statement which is a part of the Registration Statement.

Very truly yours,

THACHER PROFFITT & WOOD LLP

/s/ Thacher Proffitt & Wood LLP